Exhibit 21.1

SUBSIDIARIES OF SECURETECH INNOVATIONS, INC.

SecureTech Innovations, Inc., a Wyoming company (“SecureTech”), has the following subsidiaries:

Subsidiary Name	Jurisdiction of Incorporation	Percentage of Ownership

Piranha Blockchain, Inc.	Wyoming	100.0%
Piranha Blockchain, Ltd.	Anguilla, BWI	100.0%